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For Further Information Contact:
Therese Fergo (301/608-9292)
Therese@unither.com


                  UNITED THERAPEUTICS PLANS EXPECTED TRANSITION
                            TO COMMERCIAL OPERATIONS

Silver Spring, MD and Research Triangle Park, NC, December 1, 2000: United Therapeutics Corporation (NASDAQ: UTHR) announced today that it has been advised by the FDA that February 9, 2001 is the date for the Cardiovascular and Renal Drugs Advisory Committee review of United Therapeutics' New Drug Application
(NDA) for UT-15. UT-15 (with a pending tradename of Uniprost) is being developed by United Therapeutics as a subcutaneous treatment for pulmonary arterial hypertension. UT-15 is an analog of prostacyclin, which is a molecule produced naturally within the body to keep blood vessels healthy. People with pulmonary arterial hypertension have sharply reduced levels of prostacyclin within the blood vessels in their lungs, resulting in dizziness, fainting, diminished exercise ability and potentially right heart failure.

United Therapeutics submitted its UT-15 NDA on October 16, 2000 and was granted six-month priority review status on October 19, 2000.

"We are pleased to have this FDA Advisory Committee date set," said Martine Rothblatt, Chairman and CEO of United Therapeutics. "We have decided to initiate our European regulatory approval with an initial filing in France during the first quarter of 2001. We expect to achieve regulatory approval in other countries subsequent to receiving French approval," Ms. Rothblatt added. "Consequently," continued Ms. Rothblatt, "if we are successful in receiving FDA approval by mid-2001, we are targeting revenues for 2001 in the neighborhood of $10 million to $20 million, based on only a partial year of revenue in the United States and the fact that approximately half of our current 500 patients are located within the United States. Our internal goal is to have 1,000 patients on UT-15 by the end of 2001, of which at least 500 would be based in the United States, and twice as many patients by the end of 2002, when the major approvals outside of the United States


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should be in place. Our 2002 revenue target based on these expectations is between $75 million to $100 million."

United Therapeutics also announced that it now expects to complete enrollment of patients in its six-month study of beraprost for peripheral vascular disease in the first quarter of 2001. Full-year revenues from beraprost are expected to commence in 2003, subject to the achievement of satisfactory pivotal trial results and regulatory approval.

The Company also announced certain management changes effective with the planned mid-2001 launch of UT-15 for pulmonary hypertension. Dr. James W. Crow, President and Chief Operating Officer, and a co-founder of the company, will retire upon the successful completion of his efforts to obtain FDA approval for UT-15. He will be succeeded by Dr. Roger Jeffs, currently Vice President for Clinical, Scientific & Medical Affairs. Dr. Crow has agreed to continue with the company after FDA approval as President Emeritus. Dr. Gilles Cloutier, also a co-founder of United Therapeutics, will retire as Executive Vice President for Business Development and is expected to serve as a consultant to the company.

Shelmer Blackburn, Jr., formerly Vice President for Operations, has been promoted to Executive Vice President for Medical Affairs. Dr. David Walsh, formerly Vice President and Chief Operating Officer of the company's SynQuest manufacturing subsidiary, has been promoted to Executive Vice President and Chief Operating Officer, Production, of United Therapeutics. Dr. David Mottola, formerly Director of Clinical and Scientific Affairs, has been promoted to Vice President for Clinical and Scientific Affairs. Dean Bunce, formerly Associate Director Regulatory Affairs, has been promoted to Director Regulatory Affairs. Drs. Robert Roscigno and Michael Wade were promoted to Associate Director, Clinical and Commercial Operations and Associate Director, Research and Development, respectively. Jo Baker, formerly Senior Clinical Research Associate, has been promoted to Manager, Clinical Affairs.

United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.

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This press release contains forward-looking statements including statements concerning initiation and achievement of European regulatory approvals, receiving FDA approval of UT-15 in 2001, target UT-15 revenues for 2001, internal goals for UT-15 in 2001 and 2002, target UT-15 revenues for 2002, completion of enrollment of beraprost trial patients in the first quarter 2001, receiving FDA approval of beraprost in 2002 and certain management changes expected in mid-2001. These statements are subject to risks and uncertainties, which may cause actual results to differ materially, including those related to regulatory approval processes, the ability of the company to complete and file approval requests in Europe, patient outcomes, clinical variables and the ability of the company to successfully market UT-15 in the United States and Europe.